EXCO Resources, Inc.
12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251
(214) 368-2084 FAX (214) 368-2087
EXCO RESOURCES, INC. ANNOUNCES AGREEMENT TO ACQUIRE MID-CONTINENT AND SOUTH TEXAS OIL AND NATURAL
GAS PROPERTIES FOR $860 MILLION IN CASH

DALLAS, TEXAS, February 2, 2007...EXCO Resources, Inc. (NYSE: XCO) today announced an agreement to acquire producing oil and natural gas properties, acreage and other assets in multiple fields located in the Mid-Continent, South Texas and Gulf Coast areas of Oklahoma and Texas from Anadarko Petroleum Corporation (NYSE: APC) for $860 million in cash, subject to customary purchase price adjustments. The acquisition includes assets in the Golden Trend, Watonga-Chickasha, Mocane-Laverne and Reydon areas in Oklahoma, and the Felicia, Speaks and Cage Ranch areas of South Texas.

This acquisition includes producing properties with net production at year-end 2006 of approximately 103 million cubic feet per day equivalent (Mmcfed) of natural gas and oil from approximately 1,327 producing wells. The production consists of approximately 50 Mmcfed from 1,062 wells in the Mid-Continent area, and 53 Mmcfed from approximately 265 wells in the South Texas area. Average acquired working interests and net revenue interests are 75% and 59% in the Mid-Continent, and 63% and 49% in South Texas, respectively.

Proved reserves currently identified, based on NYMEX strip pricing, total more than 400 billion cubic feet equivalent (Bcfe) and are 72% proved developed and 87% natural gas. EXCO has identified approximately 200 proved undeveloped drilling opportunities in the package, with 88% of the opportunities located in the Mid-Continent. The Mid-Continent assets contain approximately 76% of the total proved reserves in the transaction. The reserves are located in multiple formations, including but not limited to the Big 4, Bromide, Springer, Morrow, Chester, Tonkawa, Redfork and Granite Wash in the Mid-Continent and the Frio, Vicksburg, Miocene, Yegua and Wilcox in South Texas. Approximately 91% of the estimated value of the Mid-Continent reserves are operated, while approximately 85% of the estimated value of the reserves in South Texas are operated. Net acreage included in the acquisition totals approximately 290,000 acres, more than 71% of which is located in the Mid-Continent.

In connection with the acquisition, hedges in respect of a significant portion of estimated production for 2007, 2008 and 2009 were entered into by the seller and will be assumed by EXCO.

The transaction is expected to close in April 2007, subject to customary conditions to closing and governmental clearance. The effective date of the sale is January 1, 2007.

The acquisition will be financed with a new Revolving Credit Facility and a bridge loan from EXCO’s banking group. The financing for this acquisition will be consolidated with that for the acquisition of the Anadarko North Louisiana properties announced on December 26, 2006. EXCO is developing a deleveraging strategy and is considering alternatives. Due to this acquisition, EXCO now expects to finalize its financing plans in February 2007.

Douglas H. Miller, EXCO’s Chief Executive Officer, had the following comment: “EXCO has long been a Mid-Continent oil and gas producer. The Oklahoma assets being acquired are a perfect fit with our existing assets and bring our overall Mid-Continent production to over 75 Mmcfe per day. We continue to stress long reserve life and these assets being acquired have an overall reserve to production ratio of over 17 years. We will operate the Mid-Continent assets from our Tulsa office. The South Texas assets, while not in one of our focus areas, represent an outstanding package of properties in excellent trends. Our plans with respect to these assets will be formulated over the next few weeks.”

EXCO Resources, Inc. is an oil and natural gas acquisition, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Louisiana, Ohio, Oklahoma, Pennsylvania and West Virginia.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results or business expectations. Business plans may change as circumstances warrant. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: acquisitions, recruiting and new business solicitation efforts, estimates of reserves, commodity price changes, the extent to which EXCO is successful in integrating recently acquired businesses, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission.